Exhibit 99.1

CONTACTS:	Sung Lee, Investors
(650) 524-7792

Michele Rest, Media
(650) 577-6935

For Immediate Release

JACQUELINE K. BARTON, PHD, JOINS GILEAD SCIENCES’ BOARD OF DIRECTORS

FOSTER CITY, Calif., February 1, 2018 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that Jacqueline K. Barton, Ph.D., has been appointed to the company’s Board of Directors. She previously served on Gilead’s Scientific Advisory Board from 1989 to 2007.

Dr. Barton is the John G. Kirkwood and Arthur A. Noyes Professor of Chemistry and Norman Davidson Leadership Chair of the Division of Chemistry and Chemical Engineering at the California Institute of Technology, where she has been a faculty member for nearly 30 years. She served on the Board of Directors of the Dow Chemical Company from 1993 to 2017, and currently is a member of the Materials Science Advisory Committee of DowDuPont, Inc. She founded and served on the Board of GeneOhm Sciences, Inc., a molecular diagnostic company acquired by Becton Dickinson and Company. She is a member of the National Academy of Sciences, the National Academy of Medicine and the American Philosophical Society. In 2011, Dr. Barton received the National Medal of Science for her discovery of new chemistry of the DNA helix.

“We are very pleased to welcome Jacqueline Barton to the Board of Directors of Gilead Sciences,” said John Milligan, Ph.D., President and Chief Executive Officer, Gilead Sciences. “Jackie is one of the most decorated chemists in America and was awarded the Priestley Medal from the American Chemical Society, its highest honor. Her deep knowledge of scientific discovery in both academic and industry settings will help guide our long-term strategy as Gilead continues to translate science into better solutions for patients.”

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com, follow

Gilead on Twitter (@GileadSciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.